Kevin J. Quinn
                           A Professional Corporation
                     11400 W. Olympic Boulevard Second Floor
                       Los Angeles, California 90064-1544
                            Telephone (310) 914-0161
                               Fax (310) 914-0162


December 17, 1996


Nevada Energy Company, Inc.
510 Castillo Street
Santa Barbara, Ca 93101

Re:    Registration Statement on Form S-8

Gentlemen:

        At your request, we have examined the Registration Statement, on Form S-8 together with exhibits thereto, to be filed by you relating to the registration of 2,500,000 shares of Class A Common Stock, par value $.001 peer share (the "Common Stock") issuable in connection with Nevada Energy Company, Inc., a Delaware corporation (the "Company") Consulting/Compensation plan. We are familiar with the proceedings taken and to be taken by the Company in connection with the issuance of shares of Common Stock under the Plan and the authorization of such issuance thereunder, and have examined such documents and such questions of law and fact as we have deemed necessary in order to express the opinion hereinafter stated.

        Based on the  foregoing  it is our  opinion  that the  shares of Class A
Common Stock of the Company to be issued pursuant to such plan have been duly authorized, and that such Common Stock, when issued in accordance with the terms of the plan will be legally and valid issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.


Very truly yours,


/s/ Kevin J. Quinn
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    Kevin J. Quinn









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